Exhibit 5.1

DLA Piper LLP (US) 444 West Lake Street Suite 900 Chicago, Illinois 60606

August 17, 2026

Vivmark Residential
Two North Riverside Plaza, Suite 400,
Chicago, Illinois 60606

Re:
Registration Statement on Form S-8

Ladies and Gentlemen:

We have served as special Maryland counsel to Vivmark Residential (formerly known as Equity Residential), a Maryland real estate investment trust (the “Company”), and have been requested to render this opinion letter in connection with the Company’s Registration Statement on Form S-8 (the “Registration Statement”), to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) on August 17, 2026. On May 20, 2026, the Company entered into an Agreement and Plan of Merger (the “AVB Merger Agreement”) with AvalonBay Communities, Inc., a Maryland corporation (“AvalonBay”), ERP Operating Limited Partnership, an Illinois limited partnership (the “Operating Partnership”), and Canopy Merger Sub LLC, a Maryland limited liability company (“Merger Sub”). On August 17, 2026 (the “Effective Time”), the transactions contemplated by the AVB Merger Agreement and transactions contemplated by the Articles of Merger (collectively, the “Merger”) were completed. In connection with the AVB Merger Agreement, the following plans were assumed by the Company: (i) AvalonBay Communities, Inc. Second Amended and Restated 2009 Equity Incentive Plan (the “2009 Plan”); (ii) AvalonBay Communities, Inc. 2026 Equity Incentive Plan (the “2026 Plan”); and (iii) AvalonBay Communities, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan” and, together with the 2009 Plan and the 2026 Plan, the “Plans”). The Registration Statement registers (i) 2,381,150 common shares of beneficial interest, par value $0.01 per share, of the Company (the “Common Shares”) issuable upon the vesting or settlement of outstanding equity awards under the 2009 Plan, assumed and converted pursuant to the AVB Merger Agreement; (ii) 34,714 Common Shares issuable upon the vesting or settlement of outstanding equity awards under the 2026 Plan, assumed and converted pursuant to the AVB Merger Agreement; (iii) 2,250,000 Common Shares issuable pursuant to future equity awards from the share reserve under the 2026 Plan (as adjusted for the Merger), excluding individuals employed by the Company prior to the Effective Time; and (iv) up to $20,000,000 of unsecured obligations of the Company to pay deferred compensation in the future under the Deferred Compensation Plan (the “Deferred Compensation Obligations”). The Deferred Compensation Obligations, in accordance with the terms of the Deferred Compensation Plan, constitute “securities” that are investment contracts within the meaning of Section 2(a)(1) of the Securities Act. The Common Shares described in clauses (i) through (iii) are referred to collectively as the “Shares.” This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

In connection with our representation of the Company, and as a basis for the opinions expressed herein, we have reviewed originals, or copies certified or otherwise identified to our satisfaction, of the following:

(a)
Articles of Restatement of Declaration of Trust of the Company, as amended, supplemented and restated dated December 9, 2004, and Articles of Amendment of Declaration of Trust of the Company, dated August 17, 2026 (collectively, the “Declaration of Trust”), and as in effect on the date hereof, as certified by an officer of the Company;

(b)
Tenth Amended and Restated Bylaws of the Company, as amended (the “Bylaws”), and as in effect as of the date hereof, as certified by an officer of the Company;

Vivmark Residential August 17, 2026 Page 2

(c)
resolutions adopted by the Board of Trustees of the Company relating to approval of the Merger and the assumption of the Plans pursuant thereto, the authorization and approval of the preparation and filing of the Registration Statement, the issuance of the Shares, and the issuance or delivery of the Deferred Compensation Obligations;

(d)
the Registration Statement;

(e)
the Plans;

(f)
Agreement and Plan of Merger, dated as of May 20, 2026, among AvalonBay, the Company, the Operating Partnership, and Merger Sub (the AVB Merger Agreement);

(g)
Agreement and Plan of Merger, dated as of August 17, 2026, among the Operating Partnership and Merger Sub (the “ERPOP Merger Agreement,” and together with the AVB Merger Agreement, the “Merger Agreement”);

(h)
Articles of Merger reflecting the consummation and closing of the merger of AvalonBay into Merger Sub, as filed with, and accepted of record by, the Maryland State Department of Assessments and Taxation (“SDAT”), and effective as of August 17, 2026 (the “Merger Sub Articles”);

(i)
Articles of Merger reflecting the consummation and closing of the merger of Merger Sub into the Operating Partnership, as filed with, and accepted of record by SDAT on August 17, 2026, and Articles of Merger, as filed with, and accepted of record by the Illinois Secretary of State on August 17, 2026 (collectively, the “ERPOP Articles” and together with the Merger Sub Articles, the “Articles of Merger”);

(j)
a certificate of good standing (the “Good Standing Certificate”) for the Company, dated as of a recent date, issued by SDAT; and

(k)
a certificate executed by an officer of the Company (the “Officer’s Certificate”), dated as of the date hereof, as to certain factual matters therein.

In rendering the opinion set forth below, we have assumed, without independent investigation, the following: (a) each of the parties to the documents (other than the Company, as to which we express our opinion below) has duly and validly executed and delivered each of the documents and each instrument, agreement and other document executed in connection with the documents to which such party is a signatory, and each such party’s obligations set forth in the documents are its legal, valid and binding obligations, enforceable in accordance with their respective terms; (b) each person executing any such instrument, agreement or other document on behalf of any such party is duly authorized to do so; (c) each natural person executing any such instrument, agreement or other document is legally competent to do so; (d) the documents accurately describe and contain the mutual understandings of the parties, there are no oral or written modifications of or amendments or supplements to the documents and there has been no waiver of any of the provisions of the documents by actions or conduct of the parties or otherwise; (e) the Company will at all times reserve and keep available out of the aggregate of its authorized but unissued and otherwise unreserved Common Shares, solely for the purpose of enabling it to issue the Shares in accordance with the Plans, the number of Shares which are then issuable and deliverable upon the exercise of options or the settlement of awards under the Plans; (f) the Deferred Compensation Plan was duly adopted by the Company and is maintained primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees; and (g) all documents submitted to us as originals are authentic, all documents submitted to us as certified or photostatic copies or portable document file (“PDF”) copies conform to the original documents (and the authenticity of the originals of such copies), all signatures on all documents submitted to us for examination (and including signatures on photocopies, PDF copies and electronic transmissions, stamp, typewritten, conformed or other type of signatures) are genuine and valid (including, without limitation, all signatures via DocuSign, eSignature or similar technology), all statements and information contained in the documents are true and complete, and all public records reviewed or relied on by us or on our behalf are accurate and complete. As to questions of fact and the consequences thereof relevant to the opinions expressed herein, we have, to the extent deemed appropriate, relied without independent investigation or verification upon, and assumed the accuracy and completeness of representations of certain officers and employees of the Company.

Vivmark Residential August 17, 2026 Page 3

We have made no investigation or verification of, and we express no opinion as to, the laws of any jurisdiction other than the laws of the Maryland General Corporation Law and Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland (in each case including the statutory provisions, all applicable provisions of the Maryland Constitution and reported judicial decisions interpreting the foregoing) in effect on the date hereof (collectively, “Applicable Law”). This opinion letter concerns only the effect of the laws (exclusive of the principles of conflict of laws) of the State of Maryland as currently in effect. As to matters of such Applicable Laws, we have based our opinion solely upon our examination of such laws and the rules and regulations of the authorities administering such laws, all as reported in standard, unofficial compilations. The opinion expressed herein is subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

Based on the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, with respect to the Shares and Deferred Compensation Obligations to be issued after the filing of the Registration Statement, it is our opinion that:

(1)
the Shares to be issued under the Plans have been duly authorized, and upon the issuance and delivery of the Shares in the manner contemplated by the Plans, the Merger Agreement, the Merger and the Registration Statement, and assuming the Company completes all actions and proceedings required on its part to be taken prior to the issuance and delivery of the Shares pursuant to the terms of the Plans and the Merger Agreement and the Merger, including, without limitation, collection of any required payment for the Shares, the Shares will be validly issued, fully paid and non-assessable.

(2)
the Deferred Compensation Obligations, when established pursuant to the terms of the Deferred Compensation Plan after approval by or pursuant to the terms of authorization from the Company’s Board of Trustees and upon issuance and payment therefor in accordance with the terms of the Deferred Compensation Plan, will be valid and binding obligations of the Company.

In addition to the qualifications set forth above, the foregoing opinion is further qualified as follows:

(a)
This opinion concerns only the effect of Applicable Law (exclusive of the principles of conflict of laws) as currently in effect. We assume no obligation to supplement this opinion if any Applicable Law change after the date hereof or if any facts or circumstances come to our attention after the date hereof that might change this opinion.

(b)
We express no opinion as to compliance with the securities (or “blue sky”) laws of any jurisdiction or as to federal or state tax laws or laws regarding fraudulent transfers, health care laws, broker licensing laws, real estate syndication laws, mortgage lending laws or principles of conflicts of laws of the State of Maryland or any other jurisdiction.

(c)         We have assumed that the issuance of the Shares, together with any other Common Shares then outstanding, will not cause the Company to issue Common Shares in excess of the number of such shares then authorized under its Declaration of Trust. The Company has represented to us and we have also assumed that the Company has reserved from its duly authorized but unissued and otherwise unreserved Common Shares a sufficient number of Common Shares for issuance under the Plans. We have also assumed that the Company will at all times reserve and keep available out of the aggregate of its authorized but unissued and otherwise unreserved Common Shares, solely for the purpose of enabling it to issue the Shares in accordance with the Plans and the Merger Agreement and the Merger, the number of Shares which are then issuable and deliverable upon the vesting or settlement of awards under the Plans. We have also assumed that the offer and sale of the Shares complies and will comply in all respects with the terms, conditions and restrictions set forth in the Registration Statement, the Plans and the Merger Agreement and the Merger.

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(d)
The opinion stated herein relating to the validity and binding nature of the Deferred Compensation Obligations is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws and general court decision of general application, including, without limitation, statutory or other laws regarding fraudulent or preferential transfers, relating to, limiting or affecting creditors’ rights generally, (ii) the effects of general equitable principles upon the specific enforceability of any of the remedies, covenants or other provisions of the Deferred Compensation Plan, and upon the availability of injunctive relief or other equitable remedies and the application of principles of equity (regardless of whether enforcement is considered in proceedings at law or in equity) as such principles relate to, limit or affect the enforcement of creditors’ rights generally, and (iii) an implied covenant of good faith and fair dealing.

(e)
We have assumed that the Shares will not be issued or transferred in violation of the restrictions on transfer and ownership contained in the Declaration of Trust or Bylaws.

(f)
This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to this Registration Statement with the Commission on the date hereof and to the use of our name wherever it appears in this Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Commission promulgated thereunder or Item 509 of Regulation S-K.

Very truly yours,

/s/ DLA PIPER LLP (US)